EXHIBIT 16.1

November 21, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street NE

Washington, DC 20549

Re: Worksport, LTD

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 21, 2022, of Worksport LTD. (“the Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah